Exhibit 21.1

Subsidiaries of Linx S.A.

The following are the subsidiaries of Linx S.A.:

1.              Linx Sistemas e Consultoria Ltda.

2.              Linx Telecomunicações Ltda.

3.              Napse S.R.L.

4.              Sociedad Ingeniería De Sistemas Synthesis I.T. de Chile Limitada

5.              Synthesis Holding LLC.

6.              Synthesis US LLC.

7.              Synthesis IT de Mexico S de RL de CV

8.              Retail Americas S de RL de CV

9.              Synthesis I.T. Peru SRL

10.       Sback Tecnologia da Informação Ltda.

11.       Linx Pay Meios de Pagamentos Ltda.